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AGREEMENT made as of the 31st day of August, 1994 between THE LAKES
PROJECT INVESTORS, INC., a Delaware corporation, having an address at 625 Madison Avenue, New York, New York 10022 ("Seller"), and ZIPCO, INC., a Kansas corporation having an address at 12390 Pflumm Road, Olathe, Kansas 66062-9601 ("Purchaser").

                          W I T N E S S E T H:

1. SALE-PURCHASE.

(a) Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of that certain plot, piece and parcel of land (the "Land") consisting of approximately 22 acres and generally known as Lakes Apartments, 7301 N.W. Donovan Drive, Kansas City, Missouri, and more particularly described in Schedule "A" annexed hereto, and depicted in the survey previously delivered to Purchaser, together with the building and improvements known as Lakes Apartments (collectively, the "Building"), containing four hundred (400) legal and conforming units, located on the Land (which Building and Land are hereinafter sometimes collectively referred to as the "Premises"), and all of Seller's right, title and interest in, to and under (a) all easements, rights of way, privileges, appurtenances, strips, gores and other rights pertaining to the Premises, if any, (b) any land lying in the bed of any street, road, avenue, open or proposed, public or private, in front of or adjoining the Premises or any portion thereof, to the center line thereof, any award to be made in lieu thereof and in and to any unpaid award for damage to the Premises by reason of change of grade of any street occurring after the date of execution and delivery of this Agreement, (c) the leases, concessions and licenses affecting the Premises, a list of which licenses only is attached as Schedule "B" annexed hereto and copies of which have been made available for examination by Purchaser, and those leases, concessions and licenses hereafter made pursuant to subsections 8(a) (i) and 8(a) (iv) hereof (the "Leases"), (d) all the fixtures, furniture, furnishings, equipment and other personal property, including, without limitation, those certain furnishings described on Schedule "K" annexed hereto (the "Personalty") owned or leased by Seller and used in connection with the Premises (other than personal property owned by tenants, subtenants, lessees, sublessees and other occupants (collectively, "Tenants")), including, without limitation, all attachments, appliances, fittings, gas and oil burners, automatic stocker, lighting fixtures, doors cabinets, partitions, mantels, elevators, electric motors, pumps, screens, flagpoles, all sprinkler, plumbing, heating, air conditioning, electrical, ventilating, lighting, incinerating, vacuum cleaning, refrigerating and cooling systems, each with its respective furnaces, boilers, engines, motors, dynamos, radiators, pipes, wiring and other apparatus, vaults, safes, fire prevention and extinguishing equipment, carpets, floor coverings, kitchen appliances, and antennae, together with all parts and supplies pertaining thereto, (e) the equipment leases identified in Schedule "C" annexed hereto, and those equipment leases hereafter made pursuant to subsections 8(a) (iii) and 8(a) (iv) hereof (the "Equipment Leases"), copies of which will be delivered to Purchaser, (f) the Security Deposits (hereinafter defined), if any, described in Section 7 hereof, held by Seller under the Leases, (g) all services, maintenance and other agreements identified in Schedule "D" annexed hereto, and those hereafter made pursuant to Sections 8(a)(ii) and 8(a) (iv) hereof in connection with the operation and maintenance of the Premises (the
"Service Contracts"), copies of which will be delivered to Purchaser, (h) all copyrights, trademarks, service marks and other marks and trade or business names relating to the ownership, use, operation and management of the Premises, including, without limitation, the right to use the names and the logo (the "Trademarks") described in Schedule "E" annexed hereto, copies of which have already been delivered to Purchaser and (i) the books, records, plans, specifications and files (collectively, the "Records") of Seller (and those of Seller's predecessor in interest to the extent same are in Seller's possession) in connection with the operation and maintenance of the Premises, and the construction of the Building, any other assignable permits with respect to the operation of the Building as a residential rental project (exclusive of Seller's corporate documentation and income tax and accounting records) and all rights and interests of Seller in all amounts escrowed under the Bond Documents for taxes, insurance, repairs and replacements ("Bond Amounts") (the Land, the Building, the Leases, the Personalty, the Equipment Leases, the Security Deposits, the Service Contracts, the Trademarks, the Records and the Bond
Amounts being hereinafter collectively called the "Property"), copies of which have already been delivered to Purchaser.

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2. PURCHASE PRICE.

The purchase price ("Purchase Price") for the Property is $14,370,000, payable as follows:

(a) Cash Portion of Purchaser Price.

(i) $720,000 ("Cash Portion of Purchase Price") shall be payable to Seller by certified or bank check, or by wire transfer subject to receipt of funds, upon the close of escrow. Pursuant to that certain Option Agreement dated January 27, 1994 between Seller and Purchaser, as successor-in-interest to The
Lakes Apartments, Inc. ("Lakes"), (the "Option Agreement") Lakes deposited with Seller the amount of $200,000 (the "Option Payment") which Option
Payment shall be credited toward the Cash Portion of Purchase Price upon the close of escrow. Purchaser shall be enttiled to a refund of the Option Payment solely in the event that (i) the Bonds and/or Bond Documents (as hereinafter defined in Section 4.A(f)) are modified without the consent of Purchaser following the date of the Option Agreement and prior to the Closing Date or (ii) Seller shall be unable to deliver title to the Property in accordance with the provisions of Sections 3(a) and 4A (a)(i) hereof or (iii) the Title Company shall not issue the policy of title insurance to Purchaser in accordance with Sections 3(b) or (iv) a provision of this Agreement provides for such refund or (v) Seller shall willfully default in the performance of any material term, condition, covenant, agreement, representation, warranty or other provision hereof or
(vi) Purchaser shall not have received the Bond Estoppel (as hereinafter defined) in accordance with the terms of this Agreement (collectively, the "Conditions of Refund"), and for no other reason. Interest on the Option Payment will be payable to Seller. The balance of the Cash
Portion of Purchase Price shall be deposited in escrow prior to closing.

(ii) Notwithstanding any provision herein to the contrary, Purchaser shall have the absolute right to terminate this Agreement upon written notice delivered to Seller on or before the Closing Date in the event that the Bonds and/or Bond Documents shall be modified following the date of the Option Agreement without the consent of Purchaser.
Upon the giving of such notice the (the "Termination Notice"), this Agreement shall terminate, the Option Payment shall be returned to Purchaser and neither party hereto shall have any further rights or obligations hereunder.

(b) Assumption of First Deed of Trust

Purchaser shall assume Seller's obligations initially accruing from and after the Closing Date under Seller's Thirteen Million Six Hundred
Fifty Thousand ($13,650,000) Dollar Promissory Note (the "First
Promissory Note") payable to the Industrial Development Authority of the City of Kansas City, Missouri, which is secured by a first deed of trust (the "First Deed of Trust") which is a lien against Seller's entire interest in the Property. The financial terms of the First Promissory Note and First Deed of Trust are more specifically described in the Debt Summary annexed hereto as Schedule F (the "Debt Summary").

The First Promissory Note and First Deed of Trust are more fully described as follows:

A.    (a) First Promissory Note:
          Maker:                     Kansas City, Ltd. a Missouri
                                     Limited Partnership

          Payee:                     Industrial Development
                                     Authority of the City of
                                     Kansas City, Missouri

          Date:                      December 1, 1986

          Original amount:           $13,650,000

          Unpaid principal
          balance:                   $13,650,000

      (b) First Deed of Trust:
          Beneficiary:               Boatmen's First National
                                     Bank of Kansas City
                                     ("Boatmen's")
          Original amount:           $13,650,000
          Recordation date:          December 30, 1986
          Document No.               35545489
          Place of recordation:      Recorder of Deeds - Platte
                                      County, Missouri

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Purchaser shall make monthly payments under the First Promissory
Note by certified check payable to the Payee or by wiring such sums to the Payee, or its designee, as applicable, or to such entity's designated agent, provided that Purchaser shall have received prior written notice of such designee or such entity's designated agent.

3. STATUS OF THE TITLE.

(a) The Property shall be sold, assigned and conveyed by Seller to Purchaser by special warranty deed, and Purchaser shall accept same, subject only to the Permitted Encumbrances as defined in Section 4.A(a) of this Agreement. Such Permitted Encumbrances shall include:

(i) real property taxes for 1994 and subsequent years affecting the Premises which are a lien but not yet due and payable; provided, however, that all real property taxes for the tax fiscal period in which the Closing Date shall occur (the "Proration Period") shall be apportioned between Purchaser and Seller on and as of the Closing Date, with Purchaser bearing only the exposure of that portion of the real property taxes and installments of special assessments that the number of days in the Proration Period following and including the Closing Date bears to the total number of days in such Proration Period;

(ii) any assessments due in 1994 and subsequent years affecting the Premises approved by Purchaser under section 4.A(a) which are a lien but not yet due and payable provided, however, that all real property taxes and installments of special assessments for the tax fiscal period in which the Closing Date shall occur (the "Proration Period") shall be apportioned between Purchaser and Seller on and as of the Closing Date, with Purchaser bearing only the exposure of that portion of the real property taxes and installments of special assessments that the number of days in the Proration Period following and including the Closing Date bears to the total number of days in such Proration Period;

(iii) any other matter or thing affecting the Property which Purchaser in writing either agrees to take subject to or waives pursuant to the provisions of this Agreement; and

(iv) the Leases.

(b) Seller shall, at Seller's sole cost and expense, procure an ALTA standard Form B-1970 policy of title insurance (except that the standard exceptions relating to survey matters, rights of parties in possession [other than rights of tenants under the Leases], mechanics liens, easements or claims of easements not of record, and taxes and assessments not shown by the public records, shall be eliminated, but which shall contain a creditor rights exception in a form reasonably acceptable to Purchaser) in the amount of the Purchase Price, to be paid by Seller and to be issued by Stewart Title Insurance Company ("Title Company") showing good and marketable title to the Property vested in Purchaser on the Closing Date, subject only to the Permitted Encumbrances and containing affirmative insurance in form and substance substantially the same as the endorsements for contiquity and access, the survey, the option and zoning attached to that certain title insurance letter dated December 13, 1993 from Lewis, Rice & Fingersh to Gage & Tucker (the "Title Letter").

4A. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

(a) Title Insurance, Liens.

(i) Seller has delivered to Purchaser an updated preliminary report of title dated November 1, 1993, from Stewart Title Insurance Company
(such report, and any updates or revisions thereto, collectively, the "Report") and that certain survey prepared by LTD2 Engineering, Inc. ("Surveyor") dated August 2, 1993 (the "Survey"). Purchaser has reviewed the Report and Survey and has set forth Purchaser's comments thereto in the Title Letter. Seller shall use its best efforts to comply, and cause the Title Company and Surveyor to comply, with Purchaser's comments in the Title Letter. The term "Permitted Encumbrances" shall mean those exceptions to title approved by Purchaser in the Title Letter and any of the exceptions to title in the Report or on the Survey objected to by Purchaser in the Title Letter which Seller is unable to remove or cause the Title Company to insure over and which are "not material." An exception to title objected to by Purchaser is material if it satisfies any one of the following situations: (i) it is a lien or encumbrance in an ascertainable amount (e.g., the mechanics' lien judgment identified as title exception 24 in Report), (ii) it is an easement that encroaches on any buildings or improvements (other than surface parking), (iii) it will interfere with Purchaser's occupancy, use or operation of the Property in Purchaser's reasonable judgment or (iv) it is a restriction or covenant the violation of which would result in a damage claim or injunctive relief.
Seller shall cure any defaults in the payment of real property taxes and assessments and all liens in an ascertainable amount affecting the Property at or before close of escrow. If Seller is unable to eliminate any other exceptions disapproved by Purchaser (or any other exceptions that are subsequently reported in the preliminary report of title which exceptions Purchaser disapproves in Purchaser's reasonable discretion) by the Closing Date, then unless the same are waived by Purchaser

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without abatement in the Purchase Price, Seller may adjourn the closing, for a reasonable period or periods not to exceed sixty (60) days in the aggregate, in order to attempt to eliminate such disapproved exceptions.
If Seller is unable to eliminate any of such disapproved exceptions or to otherwise transfer, assign and convey the Property in accordance with the terms of this Agreement on the Closing Date, Purchaser may
(i) elect to accept the Property subject to such other disapproved exceptions without any abatement of the Purchase Price, in which event such other disapproved exceptions shall no longer be objections to title and shall be deemed to be for all purposes Permitted Encumbrances, and Purchaser shall close hereunder notwithstanding the existence of same and Seller shall have no obligations whatsoever after the closing with respect to Seller's failure to eliminate such disapproved exceptions, or (ii) terminate this Agreement by notice given to Seller, in which event Purchaser shall be entitled to a return of the Option Payment, provided, however, the foregoing shall not be deemed to waive a willful default by Seller.

(ii) Notwithstanding the foregoing, Seller may, in lieu of satisfying any of the foregoing liens or encumbrances affecting the Property which are not Permitted Encumbrances, direct Purchaser to apply a portion of the Cash Portion of the Purchase Price to the satisfaction of such liens and encumbrances, provided that Seller shall deliver to Purchaser, at the closing, instruments, in recordable form, which, in the opinion of the Title Company, will be sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing any such instruments.

(iii) If the Report discloses judgments, bankruptcies or other proceedings or encumbrances against other persons having names the same as or similar to that of Seller, Seller, on request, shall deliver to the Title Company affidavits satisfactory to the Title Company showing that such judgments, bankruptcies or other proceedings or encumbrances are not against Seller.

(iv) From the date of the Option Agreement and prior to the Closing Date, neither Purchaser nor Seller (including Purchaser's and Seller's owners, shareholders, directors, officers, employees and agents) shall encumber the Premises, or cause or allow the Premises to be encumbered by their actions or inactions, in any form or manner whatsoever, including, but not limited to, liens and privileges as provided under applicable law. Violation of this provision and failure to cure such violation within ten (10) days following receipt of written notice of such violation shall constitute a material default hereunder.

(b) Intentionally omitted.

(c) Intentionally omitted.

(d) Intentionally omitted.

(e) Inspection of the Property.
From the date of the Option Agreement through the Closing Date, Purchaser and Purchaser's agents, contractors, engineers and appraisers may inspect the physical condition of the Premises and the other documentation in respect to the Property and the Premises at Purchaser's sole cost and expense, including inspection of all documentation, agreements, and other information in possession of Seller reasonably pertaining to the Leases, the Equipment Leases, the Personalty, the Service Contracts and the Records. All activity on the Premises by Purchaser and its agents and representatives in connection with the foregoing inspection shall be conducted during normal business hours with reasonble advance notice to Seller, and shall be conducted in such a manner as to minimize interference with the operation of the Premises and the occupancy of the tenants therein. Upon completion of any such inspection, investigation, testing or study, Purchaser shall at its sole cost, repair and restore the Premises to its prior condition, including, without limitation, filling, compacting and resodding of all excavations, unless Purchaser is prohibited from restoring the Premises to its prior condition by law. Purchaser shall indemnify, defend and save harmless Seller from and against any and all cost and expense (including reasonable attorneys' fees), as incurred, which shall derive from any and all claims for bodiy injury or property damage which may be asserted against Seller by reason of such entry and activity on the Premises by Purchaser and its agents and representatives, but excluding any lien, cost and expense, including attorneys' fees and costs, arising out of Purchaser's mere discovery of hazardous materials or toxic substances on, in or under the Property, for which Purchaser shall have no responsibility or liability other than the costs of any test commissioned by Purchaser. Seller shall indemnify, defend and save
Purchaser harmless from and against all cost and expense (including reasonable attorneys' fees), as incurred, which shall derive from any and all claims for bodily injury or property damage which may be asserted against Purchaser by reason of the acts or omissions of Seller, its agents and representatives, occurring on the Premises while Purchaser is exercising its right of entry thereon.

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(f) Approval of Bond Modification Agreement. Purchaser hereby acknowledges that Purchaser has reviewed and approved that certain
Bond Modification Agreement dated January 24, 1994 ("Bond Modification Agreement") with the Seller as to The Industrial Development Authority of Kansas City, Missouri $13,650,000 Multi-Family Housing Revenue Bonds, Series of 1986 (The Lakes Project) (the "Bonds") attached hereto as Schedule L-1 and the First Supplemental Indenture between The Industrial Development Authority of Kansas City, Missouri (the "IDA") and Boatmen's dated January 24, 1994 (the "First Indenture") attached hereto as
Schedule L-2, together with the Bond documents described on Schedule
"L-3" annexed hereto and made a part hereof (such bond documents, First Indenture and Bond Modification Agreement being called, collectively, the "Bond Documents"). Seller hereby covenants (i) that Seller has obtained the written consent of Summit Tax Exempt L.P. II ("Summit"), the sole holder of the Bonds, to the sale of Property from Seller to Purchaser and
(ii) that Seller will not cause the Bonds to be further modified prior to the Closing Date without the consent of Purchaser. In the event that the Bonds shall be further modified without the consent of Purchaser, at Purchaser's option, this Agreement shall terminate, Seller shall return the Option Payment to Purchaser, together with all interest earned thereon, the Documentation shall be returned to Seller, and the parties shall have no further obligations or recourse against each other except for previously existing liabilities which have arisen under Section 4.A(e) hereof.

(g) On the Closing Date, Seller shall deliver to Purchaser from Summit and, if different, the holder of the Bonds an estoppel certificate (the "Bond Estoppel") addressed to Purchaser stating that as of the Closing Date (i) the Bonds and Bond Documents are not in default, (ii) that the Bonds and Bond Documents as herein described are all the Bonds and Bond Documents and have not been further modified during the Option Term, (iii) that Summit or such holder, as applicable, have taken no action during the Option Term to jeopardize the tax-exempt status of the Bonds and no determination of taxability has been made or threatened, (iv) the terms and conditions of the regulatory agreement and arbitrage rebate agreement contained in the Bond Documents have been fully complied with to date,
(v) that neither Summit nor the holder of the Bonds, as applicable, will require as escrow for insurance, provided that Purchaser shall prepay its insurance premiums and provide such holder with evidence thereof and (vi) that Summit or such other holder consents to the transfer of the Property to Purchaser or its successors or assigns permitted under this Agreement.
If such estoppel shall not be so delivered, Purchaser shall have the same right to terminate as provided in subparagraph (f) above.

(h) Intentionally omitted.

(i) Intentionally omitted.

(j) At the close of escrow, Seller shall have performed all Seller's obligations required to be performed hereunder, and all Seller's representations and warranties set forth in Section 16(a) hereof shall be true and correct as of close of escrow and all indemnities and guaranties required of Summit, if any, shall have been executed and delivered.

(k) During the Option Term (as defined in the Option Agreement) through the close of escrow, neither Seller nor Summit shall have made an assignment for the benefit of creditors or admitted in writing to pay its debts as they mature or have been adjudicated a bankrupt or have filed a petition involuntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, and no such petition shall have been filed against it. If the Option
Agreement or this Agreement shall be terminated in any bankruptcy proceeding pertaining to Seller or Summit, the Option Payment shall be refunded to Purchaser.

(l) At the close of escrow, Title Company shall be prepared to issue to Purchaser a policy of title insurance as described in Section 3(a), subject to only those exceptions and conditions approved by Purchaser in writing as provided for in this Agreement.

(m) Purchaser shall have received all permits and licenses necessary to operate the Property.

4B. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

None.

4C. ACTIONS UPON TERMINATION OF AGREEMENT.

In the event that this Agreement is terminated in accordance with Sections 4A(a)(i), 4A(f) or 4A(g) hereof, but not by Purchaser's breach of the terms hereof, then Seller shall return the Option Payment to Purchaser and, following such return and the return of the Documentation to Seller, neither party shall have any obligation to the other hereunder except for previously existing liabilities which have arisen under
Section 4A(e) hereof. If at the date specified for close of escrow, the conditions precedent to Purchaser's obligation to purchase set forth in Section 4.A (other than in Sections 4A(a)(i), 4A(f) or 4A(g) or as a result of a willful default by Seller) are not satisfied or waived by Purchaser, then Purchaser may elect to terminate this Agreement by

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written notice to Seller. If this Agreement is so terminated, then, unless otherwise herein provided to the contrary, Seller shall retain the Option Payment and, following the return of the Documentation to Seller, neither party shall have any obligation to the other hereunder except for previously existing liabilities which have arisen under
Section 4A(e) hereof, and any liabilities arising as a result of any default of either party hereunder prior to such termination. Notwithstanding anything to the contrary contained in this Agreement, in the event of a default by Seller under this Agreement, Purchaser shall have the right to seek any and all of its rights and remedies at law or in equity or under this Agreement, including, without limitation, specific performance, provided, however, Purchaser agrees to limit any claim for monetary damages to an amount not in excess of $200,000 in the event such a default shall occur prior to the Closing Date.


5. APPORTIONMENTS.

(a) The following shall be apportioned between Seller and Purchaser as of Eleven Fifty-Nine o'clock in the evening (11:59 p.m.) on the date (the "Apportionment Date") immediately preceding the Closing
Date:

(i) rents and other charges and concession and license fees (collectively "Rents") payable under the Leases, to be apportioned in accordance with Section 5(b) hereof;

(ii) real estate taxes, sewer rents and taxes, and charges, or any other governmental tax or charge levied or assessed against the Property including, without limitation, the current year's installment (both principal and interest) of any special assessments which are Permitted Encumbrances hereunder (collectively, the "Taxes"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Sections 3(a)(i) and (ii) and 5(c); provided, however, that any supplemental assessment of real property taxes attributable to the period of Seller's ownership, whether or not a lien has been assessed or a bill issued therefor on the Apportionment Date, shall remain Seller's responsibility and liability;

(iii) water rates and charges to be apportioned in accordance with Section 5(d) hereof;

(iv) charges for electricity, telephone, steam, gas, cable television and any other utilities other than those utilities for which the tenants pay directly (collectively "Utilities") made by the utility companies servicing the Premises to be apportioned in accordance with
Section 5(e) hereof, and transferable utility deposits, if any (which amounts, if transferred shall be credited to Seller hereunder), but all amounts refundable under unassigned or unassignable utility arrangements shall remain the property of Seller;

(v) prepaid fees of other charges for transferable licenses, permits, telephone equipment, telephone rental, cable television equipment rental and other items, if any, but all amounts refundable under unassigned or unassignable permits and licenses shall remain the property of Seller;

(vi) amounts paid or payable under the Service Contracts which Purchaser is assuming under this Agreement;

(vii) amounts or payable under any Equipment Leases which Purchaser is assuming under this Agreement; and

(viii) premiums on those existing transferable policies of insurance or renewals of such policies which expire prior to the Closing Date (the "Policies"), to the extent Seller elects to assign the same to Purchaser on the Closing Date, and Purchaser elects to accept such assignment and assume the obligations of the insured under the Policies. If Seller elects not to assign certain policies of insurance, it shall notify Purchaser prior to close of escrow. Such policies of insurance shall thereupon be canceled as of the close of escrow, and Purchaser shall be responsible for obtaining necessary insurance coverage as of the Closing Date. Purchaser covenants that the Property shall be insured in accordance with Purchaser's requirements during the Option Term and that Seller shall be named thereon as beneficiary.

(b) Rents shall be apportioned if, as and when collected, as follows:

(i) Subject to the provisions of subparagraph (b)(ii) hereof, Seller will retain the right, subject to Purchaser's consent not to be unreasonably withheld or delayed, to collect any unpaid Rent payable to Seller from any tenant of the Property and Purchaser agrees to cooperate at no expense to Purchaser with Seller's efforts to collect such Rent. All sums paid by such tenant or tenants to Purchaser after the closing shall be applied first by Purchaser against sums due from tenant under the lease for periods following the Closing Date, and the remainder, if any, shall be paid over to Seller until such unpaid Rent is paid.

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(ii) With respect to any past due Rents for periods prior to the Closing Date,
Seller hereby (A) expressly retains the right to recover same, and (B) designates Purchaser as Seller's agent for collection purposes on the terms and conditions of Section 5(b)(i) above; provided that Purchaser shall not be obligated to actively seek to collect any past due Rents, other than in the ordinary course of business. Until such designation shall be revoked by Seller, which designation may be revoked in part in the event that Seller shall desire to institute legal proceedings against a tenant for past due rent, Purchaser shall receive and hold any moneys received on account of such past due Rents in trust for Seller and to pay same promptly to Seller as aforesaid, subject to Section 5(b) (i) above. All Rent prepaid as of the Apportionment Date which is held by Seller shall be credited to Purchaser.

(c) Real property taxes shall be prorated as of the Closing Date on a per diem, 365 day calendar year basis.

(d) In the event that water meters are installed on the Property, Seller shall furnish readings made on or immediately prior to the Apportionment Date to the extent that current readings are obtainable and the unfixed water rates and charges and sewer rents and taxes, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings. In the event that such readings are not obtainable, then water charges shall be prorated as of the Apportionment Date based upon the per diem rate obtained by using the last period that bills for such charges are available. Unpaid water meter bills which are the obligations of Tenants in accordance with the terms of the Leases shall not be adjusted nor shall same be deemed an objection to title and Purchaser shall take title subject thereto.

(e) The Utilities shall be apportioned (i) on the basis of actual current readings, or (ii) if such readings have not been taken, on the basis of the most recent bills that are available. Purchaser shall undertake, with Seller's cooperation, to have any Utility accounts maintained in Seller's name transferred to Purchaser as of the Closing Date.

(f) In the event that the computation of apportionments shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Cash Portion of the Purchase Price payable by Purchaser in accordance with
Section 2(a) hereof. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid to Seller by Purchaser on the Closing Date by certified or bank check.

(g) The provisions of this Section 5 shall survive the Closing Date.

6. PROPERTY NOT INCLUDED IN SALE.

It is expressly agreed by the parties hereto that the following shall not be included in the Property to be sold hereunder:

(a) utility deposits and other service contract deposits, except for those identified herein as transferable utility or other deposits or other expenses which are to be apportioned as herein provided; and

(b) all property owned by Tenants under the Leases.

It is expressly agreed that all prorated Rents, all prepaid Rents and all Security Deposits are included in the Property to be sold hereunder and shall be paid over to Purchaser in accordance with Section 7 hereunder.

7. LEASE SECURITY DEPOSITS.
Prior to the Closing Date, Seller shall provide Purchaser with a schedule, certified to be true and correct by Seller, of the aggregate amount of all security deposits held by Seller under the Leases (the "Security Deposits"), together with interest earned thereon, if any, to the extent that said Security Deposits have not been theretofore applied by Seller against moneys due and owing by the respective Tenants under the Leases. Said Security Deposits shall be delivered to Purchaser upon the closing of escrow.

8. FUTURE OPERATIONS.

(a) Subject only to conditions beyond its control, Seller, for itself and for the management agent of the Property ("Management Agent"), agrees that during the Option Term through and including the Closing Date, Seller shall continue to operate and maintain the Property in its usual and customary manner, and shall, among other things, be entitled to (subject to the following limitations):

(i) amend, or renew the terms of the Leases or enter into new
Leases, provided, however, that (1) any such Lease or any renewal thereof shall be in the form of the residential lease annexed hereto as Schedule "G" and is for a monthly rent not less than that provided on the Rent Schedule annexed hereto as Schedule "H" and (2) any amendment or renewal for a term in excess of one (1) year
(unless same shall be terminable by the then owner of the Property on six (6) months' or shorter notice) or which results in a reduction of Rent or materially increases the landlord's obligations (or decrease the Landlord's rights) thereunder or increases such tenants rights or options (unless said renewal or amendment is required under any of said Leases or by any applicable laws) shall not be made without Purchaser's prior written approval, provided that Purchaser shall not then be in default hereunder beyond any applicable grace period;

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

(ii) amend or renew the term of the Service Contracts or enter into new Service Contracts, provided, however, that any renewal thereof or new Service Contract must be an "arms length" transaction, and for a term not in excess of one hundred eighty (180) days (unless same shall be terminable by the then owner of the Property upon thirty
(30) days' notice or less), without Purchaser's prior written approval, provided that Purchaser shall not then be in default hereunder beyond any applicable grace period;

(iii) amend or renew the term of any Equipment Leases or enter into new Equipment Leases, provided, however, that any renewal thereof or new Equipment Lease for a term in excess of one hundred eighty (180) days (unless same shall be terminable by the then owner of the Property on thirty
(30) days' notice or less) shall not be made without Purchaser's prior written approval provided that Purchaser shall not then be in default hereunder beyond any applicable grace period;

(iv) cancel any of the Leases, Service Contracts, or Equipment Leases unless such cancellation is in the ordinary course of Seller's business and would be in the best interests of Seller and Purchaser as owner of the Property, or any successor in interest thereto.

(b) Whenever in Section 8(a) hereof Seller is required to obtain Purchaser's approval, Seller shall give notice to Purchaser and certify that such new leases, service contracts or equipment leases, or such amendments to or renewals thereof, are on commercially reasonably terms and conditions and otherwise conform to the requirements for such agreements set forth in this Agreement, and Purchaser shall, within five (5) days after delivery of notice by Seller containing Seller's written request for such approval and such certification, notify Seller, in writing, of its approval or disapproval of same. If Purchaser shall fail to notify Seller of its disapproval within said five (5) day period, Purchaser shall be deemed not to have approved same.

 9. ASSIGNMENTS BY SELLER AND ASSUMPTIONS BY PURCHASER.

(a) On the Closing Date, and subject to the provisions of Section 8 hereof, Seller shall assign to Purchaser all of Seller's right, title and interest to, and Purchaser shall assume Seller's obligations accruing on and after the Closing Date under the following:

(i) the Leases;

(ii) the Equipment Leases;

(iii) the Service Contracts;

(iv) assignable permits to operate the Premises as a rental housing project (hereafter, "Assignable Permits");

(v) the Policies which Seller elects to assign to Purchaser and Purchaser elects to accept and assume; and

(vi) the Bond Documents, as modified by the Bond Modification Agreement, and all Bond Amounts.

(b) After the Closing Date, Seller will cooperate with Purchaser, at Purchaser's expense, to facilitate the transfer to Purchaser of all nonassignable permits issued to Seller.

10. RIGHTS OF INSPECTION.

(a) During the Option Term through and including the Closing Date, Seller shall make all books and records relating to the operation and physical condition of the Property from and after the date hereof available to Purchaser and its accountants.

(b) During the Option Term through and including the Closing Date,
Purchaser may, at reasonable times up and until the close of escrow, during the hours 9:00 a.m. to 5:00 p.m., and upon reasonable notice to Seller, at Purchaser's sole expense, cause the Premises and all utility and service systems to be inspected by such engineers, architects and others acting on behalf of Purchaser, as Purchaser may designate.

(c) During the Option Term through and including the Closing Date,
Purchaser has had and shall continue to have access to the Property for purposes of inspections and investigations of the Property, provided that Purchaser's inspections and investigations are done during regular business hours, that Purchaser and its agents do not disrupt the operation of the Property or the occupancy of the Tenants, and that a representative of Seller or the Management Agent be present at all times. Purchaser hereby indemnifies and holds Seller harmless from and against any loss, cost or liability which may rise or result from any activities of Purchaser or its agents on the Property, as described in and subject to the limitations of Section 4.A(e).

11. DISCLAIMER: WAIVER OF CLAIMS. (a) Seller and Purchaser acknowledge and agree that Purchaser has had an opportunity to examine financial and other documents, records, files and information and patent physical items and conditions relating to the property. Accordingly, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future of, as to, or concerning (i) except as otherwise specifically stated in Article 16 or Article 18, the nature and condition of the property, including without limitation (A) the water, soil and geology and the suitability thereof, and of the Property for any and all activities and uses which Purchaser may elect to conduct thereon, (B) the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or the release or threatened release of hazardous substances) and (C) compliance with all applicable laws, rules or regulations; (ii) except for any warranties contained in Article 16 or Article 18 and in the Seller's Special Warranty Deed, the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) except for any warranties contained in
Article 16 or Article 18, the compliance of the Property or its operation with any laws, ordinances or regulations of any government or other body. Purchaser acknowledges that it has inspected the Property and, except for any warranties contained in Article 16 or Article 18 upon which Purchaser is relying, Purchaser will rely solely on its own investigation of the Property. Purchaser further acknowledges that the information provided by Seller with respect to the physical aspects of the Property was obtained from a variety of sources and that Seller (i) has not made any independent investigation or verification of such information; and (ii) does not make any representations as to the accuracy or completeness of such information other than that Seller has provided true and accurate copies of any such material in its possession. Except as otherwise provided in this Agreement, the sale of the property as provided for herein is made on an "as is" basis, and Purchaser expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability or fitness for a particular purpose, in respect of the Property.

(b) Except as otherwise provided in this Agreement, Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any construction defect, errors or omissions in the design or construction of the Property unless such construction defect, errors or omissions in the design or construction of the Property, constitute a breach of any of Seller's representations or warranties set forth in this Agreement.
Except for the representations and warranties of Seller set forth in this Agreement, upon which Purchaser is relying, Purchaser is purchasing the Property AS-IS, WHERE-IS and WITH ALL FAULTS. Purchaser and its affiliates hereby fully release Seller, its employees, officers, directors, representatives and agents from any and all claims that it may now have or hereafter acquire against Seller, its employees, officers, directors, representatives and agents for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors or omissions in the design or construction of the Property unless such construction defect, errors or omissions in the design or construction of the Property, constitute a breach of any of Seller's representations or warranties set forth in this Agreement. Provided, however, nothing herein shall be deemed to release Seller from any claim arising under the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended (42 U.S.C. S9601 et. seq.) or under similar federal or state statutes or under any further amendment to said statutes or future statutes. Purchaser agrees that in the event of any such construction defects, errors, or omissions unless such construction defect, error or omission constitutes a breach of any of Seller's representations and warranties set forth in this Agreement, Purchaser shall look solely to Seller's predecessors or to such contractors and consultants as may have contracted for work in connection with the Property for any redress or relief and in connection therewith, Seller shall hereby be deemed as of the Closing Date, to have assigned to Purchaser all of its right against such predecessors, contractors and consultants. Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its express terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action, unless such unknown or suspected claims, damages and causes of action constitute a breach of any of Seller's representations and warranties set forth in this Agreement. Seller hereby assigns to Purchaser, effective upon Closing, any and all claims that Seller may have for any such errors, omissions or conditions of the Property. Purchaser further understands that some of Seller's predecessors in interest may have filed petitions under the bankruptcy code and Purchaser may have no remedy against such predecessors, contractors or consultants. This conditional waiver and release and assignment of claims shall survive the Closing.

12. DOCUMENTS PRIOR TO CLOSING.
(a) Seller covenants to deliver the following Documents (the "Documents") to the Purchaser within 5 days following the date hereof:

(i) To the extent presently available or obtainable, all plans, drawings and specifications of the Building and other structures located on the Land (including structural, mechanical, electrical and all other plans, drawings and specifications), all surveys and AS-BUILT surveys, all reports or studies prepared or caused to be prepared by Seller with respect to the soils conditions, structural conditions or hazardous materials conditions in respect of the Building and Land.

(ii) Copies of all the executed Leases are to be made available for review at the office of the Management Agent together with an updated rent roll.

(iii) Copies of all other contracts, agreements, warranties and guarantees related to or affecting the Property, as described in Schedule C and Schedule D.

(iv) Copies of all certificates of occupancy (or their equivalent), building permits, final building inspections, or other permits issued to Seller in connection with the operation of the Property, if available.

(v) Copy of a policy of insurance for each of the Policies.

13. DAMAGE AND DESTRUCTION; CONDEMNATION.
(a) If, prior to the Closing Date, twenty five 25% percent or more of the Property is damaged by fire or other casualty, then Seller shall notify Purchaser of such fact, and Purchaser shall have the option to terminate this Agreement upon notice given to Seller not later than thirty (30) days after the date of Seller's notice. If this Agreement is terminated as aforesaid, the Option Payment and all interest earned thereon, shall be retained by Seller, and neither party hereto shall have any further rights or obligations hereunder except for previously existing liabilities which have arisen under Section 4.A(e) hereof. In the event that Purchaser does not elect to terminate this Agreement as aforesaid, then the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage, except that Seller shall turn over to Purchaser on the Closing Date an amount equal to the entire amount of any casualty or rental value (but only for periods following the Closing Date) insurance collected by Seller on account of said physical damage or destruction without reduction for any funds expended by Seller or its agents as required by law or otherwise in order to preserve the Property or as deemed reasonably necessary to safeguard the tenants and their property, and to the extent not so collected, to assign to Purchaser the right to receive the balance of such uncollected funds together with a credit against the Cash Portion of the Purchase Price for the amount of any deductible under such casualty insurance policy. In the event that Seller expends its own funds to repair and replace any damage caused by fire or casualty otherwise covered by insurance, provided that such repair or replacement shall have been made in a good and workmanlike manner and in accordance with applicable law, then such funds shall be retained by Seller from the insurance proceeds otherwise to be turned over to Purchaser; provided, however, in no event shall Seller have any obligation to rebuild or restore any portion of the Property.

(b) If, prior to the Closing Date, all or any portion of the Property is taken by eminent domain, Seller shall promptly give Purchaser written notice thereof and Purchaser may, within thirty (30) days after the date of Seller's notice, by written notice to Seller, elect to terminate this Agreement. In the event that Purchaser elects to terminate, Seller shall retain the Option Payment and all interest earned thereon, and neither party hereto shall have any further rights or obligations hereunder except for previously existing liabilities which have arisen under Section 4.A(e) hereof. If Purchaser elects not to terminate this Agreement, then the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, provided, however, that Seller shall, at the closing, (i) assign and turn over, and Purchaser shall be entitled to receive and keep, the proceeds of any award (net of expenses of collection) or other proceeds of such taking which may have been collected by Seller as a result of such taking without reduction for any funds expended by Seller or its agents as required by law or otherwise in order to safeguard the Property or as deemed reasonably necessary by Seller to safeguard the tenants and their property, and/or (ii) if the entire award or other proceeds shall not have been fully collected, deliver to Purchaser an assignment of all of Seller's right, title and interest to receive any such award or other proceeds which may be payable to Seller as a result of such taking, and the right to settle same.

14. RECORDING CHARGES, TRANSFER TAXES AND FURTHER ASSURANCES.

(a) Except as provided in subparagraph 14(b) hereof, Purchaser shall pay all recording charges and fees paid or payable in connection with the transactions herein contemplated other than in connection with the Bond Modification Agreement excluding the premium for the title insurance policy, which premium shall be paid by Seller.

(b) Seller shall pay all costs and expenses of clearing title, preparing and executing, acknowledging and delivering the deed, including without limitation, any local transfer or conveyance tax, and all sales, intangible and mortgage taxes paid or payable in connection with the transactions herein contemplated, and the premium for the title insurance policy.

(c) At or prior to closing, Seller and Purchaser shall each execute such other documents reasonably required in connection with the transactions contemplated by this Agreement.

(d) Each party hereto shall pay one-half of any escrow fee in connection with this transaction.

15. CLOSING DATE; DOCUMENTS TO BE DELIVERED ON THE CLOSING DATE.

The closing of title hereunder shall take place at 10:00 A.M. on the date designated by Purchaser upon not less than 10 days prior notice to Seller (which notice may be given prior to Purchaser's exercise of its option to purchase the Property pursuant to the Option Agreement), but in no event shall such date by earlier than the later of (i) receipt by Seller and Purchaser of evidence that the conditions set forth in Sections 4A have been satisfied (or Purchaser's written waiver of any such conditions that have not been satisfied) or (ii) Purchaser's exercise of its option to purchase the Property pursuant to the Option Agreement (the "Closing Date").

(a) Seller's Documents: Seller, pursuant to the provisions of this Agreement, shall deliver or cause to be delivered to Purchaser on the Closing Date the following documents:

(i) Special Warranty Deed (the "Deed"), in recordable form, conveying to Purchaser Seller's interest in the Premises, subject only to the Permitted Exceptions.

(ii) A duly executed and sworn Secretary's Certificate certifying that the Board of Directors of Seller has duly adopted resolutions authorizing the within transaction and an executed and acknowledged Incumbency Certificate certifying to the authority of the officers of Seller to execute the documents to be delivered by Seller on the Closing Date.

(iii) Certificate of Good Standing for Seller from the Secretary of State or other appropriate official of the state in which Seller is incorporated.

(iv) A duly executed and acknowledged bill of sale (the "Bill of Sale") conveying, selling and transferring to Purchaser all of Seller's right, title and interest in and to the Personalty in form and substance acceptable to Purchaser, including, without limitation, a warranty from Seller that Seller has good and marketable title to the Personalty free of all liens and other encumbrances.

(v) A duly executed and acknowledged assignment (the "Assignment and Assumption Agreement") of:

(A) The Leases, conveying all of Seller's right, title and interest as Landlord thereunder, together with Seller's executed counterparts, or copies of the Leases and any amendments and other documents relating thereto. The Assignment and Assumption Agreement shall contain Purchaser's assumption of Seller's obligations under the Leases accruing from and after the Closing Date, and shall be in the form attached hereto as Schedule "I" and shall contain Seller's representation and warranty that the list of Leases is all of the Leases and that the copies of the Leases are true and correct and complete.

(B) The Equipment Leases and the Service Contracts, conveying all of Seller's right, title and interest as lessee thereunder, together with Seller's executed counterparts, or copies of the Equipment Leases and the Service Contracts. The Assignment and Assumption Agreement shall contain
Purchaser's assumption of Seller's obligations under the Equipment Leases and the Service Contracts accruing from and after the Closing Date, and shall be in the form attached hereto as Schedule "J" and shall contain Seller's representation and warranty that the list of the Equipment Leases and the Service Contracts is a complete list of same and that the same delivered to Purchaser are true, correct and complete.

(vi) Any assignment or endorsement of any Policies transferred, together with such Policies.

(vii) Form letter to Tenants under the Leases to be duplicated, and distributed by Purchaser, advising them of the change of ownership and directing them to pay Rent payable for periods after the Closing Date to Purchaser.

(viii) A revised Schedule "B", hereof, showing as of the Closing Date, all of the Leases.

(ix) A revised Schedule "C" and Schedule
"D" hereof, showing, as of the Closing Date, all of the Equipment
Leases and the Service Contracts.

(x) Plans and specifications, technical manuals, all materials provided to Purchaser under Section 12(a)(i) hereof, and similar materials, for the Building or Land, if any, in Seller's possession.

(xi) If assignable, any Permits, or copies thereof, in Seller's possession pertaining to the operation and maintenance of the Building, together with a duly executed assignment thereof to Purchaser.

(xii) If assignable, any unexpired warranties and guarantees, or copies thereof, in Seller's possession which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Premises, together with duly executed assignments thereof to Purchaser.

(xiii) The FIRPTA Certificate (as hereinafter defined).

(xiv) An assignment of the Bond Amounts.

(xv) Such other documents reasonably requested by Purchaser to effectively convey the Property to Purchaser.

(b) Purchaser's Documents: Purchaser, pursuant to the provisions of this Agreement, shall deliver or cause to be delivered to Seller on the Closing Date the following documents:

(i) A duly executed and sworn Secretary's Certificate certifying that the Board of Directors of Purchaser has duly adopted resolutions authorizing the within transaction and an executed and acknowledged Incumbency Certificate to the authority of the officers of Purchaser to execute the documents to be delivered by Purchaser on the Closing Date.

(ii) Certified Copy of Purchaser's Certificate of Incorporation.

(iii) Certificate of Good Standing for Purchaser from the Secretary of State or other appropriate official of the state in which Purchaser is incorporated.

(iv) The Purchase Price in the manner provided in Section 2.

(v)  Assignment and Assumption Agreements in the form of Schedules
I and J.

(vii) Such other instruments and documents as may be reasonably required to consummate the within transaction.

16. PURCHASER'S AND SELLER'S REPRESENTATIONS AND WARRANTIES.

(a) Seller makes the following representations and warranties to Purchaser, which representations and warranties shall be true on the date hereof and on the Closing Date, and shall survive the close of escrow for a period of one
(1) year, meaning that Seller shall have no further liability therefor unless Purchaser asserts a claim for breach thereof within said one year period
(but the representations and warranties made by Seller in subparagraphs 16(a)(viii), (ix), (x), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix),
(xx) and (xxi) hereof ("Further Surviving Provisions") shall survive without limitation;

(i) Schedule "B" annexed hereto is a complete and correct list of all Leases in effect on the date of this Agreement setting forth, with respect to each of the Leases, (A) the premises affected, (B) the name of the tenant, (C) the commencement and expiration dates of the term, (D) the monthly rent payable and (E) the amount of the security deposit thereof.

(ii) There are no leases other than as set forth in Schedule
"B". Each of the Leases is in full force and effect, and has not been amended, modified or supplemented other than as indicated in Schedule "B". No written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller from the tenant thereunder, and to the best of Seller's actual knowledge, the tenants are not in default thereunder, except as otherwise disclosed in writing by Seller to Purchaser.

(iii) The rents and other income and charges set forth in Schedule "B" are the actual rents, income and charges presently being collected by Seller under the Leases.

(iv) No brokerage or leasing commission or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof.

(v) No written notice has been given by any insurance company which has issued any policy or by any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work, and to the best of Sellers' actual knowledge, no defects or deficiencies exist which would justify a request for the performance of repairs, alterations or other work by any such company or board.

(vi) Seller has not received any written notice of any pending condemnation or similar proceeding affecting the Property, and to the best of Seller's actual knowledge, no such challenge is threatened or contemplated.

(vii) Seller has not received any written notice from any governmental authority challenging Seller's right to operate the Building as a rental apartment complex, and to the best of Seller's actual knowledge, no such challenge is threatened or contemplated.

(viii) The execution and delivery of this Agreement to Purchaser and the consummation by Seller of the transactions contemplated hereby have been and will be duly authorized pursuant to the terms of Seller's Articles of Incorporation and the By-Laws promulgated thereunder. Seller has full power and authority to enter into this Agreement and to perform all of Seller's obligations hereunder and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Seller.

(ix) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court of governmental or quasi-governmental entity with jurisdiction over Seller, including without limitation, the United States of America, the State of Seller's Incorporation or any political subdivision of either of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party or by which Seller is bound or affected, or any contract by which Seller is bound.

(x) To the best of Seller's actual knowledge, other than for mechanics liens recorded and disclosed by the Report of title, if any, no action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or threatened, at law or in equity or admiralty, against Seller before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would prevent Seller from performing its obligations pursuant to this Agreement or affecting the Property, and there are no judgments, decrees or orders entered on a suit or proceeding against Seller, an adverse decision in which might, or which judgment, decree or order does, materially adversely affect Seller's ability to perform its obligations pursuant to, or Purchaser's rights under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby. To the extent that there are any mechanic's or materialman's liens affecting title that exist as of the date of close of escrow, which mechanic's or materialman's liens are not otherwise covered by insurance or an indemnity from Seller as described in Section 4.A.(a), Seller agrees to clear title of such liens as of the close of escrow. Further, to the best of Seller's actual knowledge, there are no easements, liens, rights of adverse possession, encroachments from the Property onto adjacent property or from adjacent property onto the Property, or any boundary line disputes, other than as shown on the Report or the Survey.

(xi) Seller has not previously granted any person, firm or entity any right to acquire the Property, and, to the best of Seller's actual knowledge, no person, firm or entity has any rights to acquire the Property or any part thereof.

(xii) Except as otherwise disclosed to Purchaser in writing, Seller has not received actual written notice from any applicable governmental authority or professional inspecting engineer or architect of construction defects in the design or construction of the Building, and to the best of Seller's actual knowledge, no such construction defects in the design or construction of the Building exist; and, to the best of Seller's actual knowledge, neither the Property nor any portion thereof is materially defective or in material disrepair except as set forth on Schedule "11" attached hereto.

(xiii) Seller has not received actual written notice from any applicable governmental authority or professional inspecting engineer or architect of any hazardous environmental condition affecting the Premises including the presence of asbestos, petroleum products or other toxic or hazardous substances; to the best of Seller's actual knowledge, no such hazardous environmental condition affecting the Premises exists; Seller has not placed, caused, to be placed or suffered to be placed any toxic or hazardous substances on the Property; Seller is not aware of any hazardous or toxic substances on the Property, including whether there is asbestos in the Building;

(xiv) Seller has not received actual written notice from any applicable governmental authority or professional inspecting engineer or architect that the Premises are in violation of any federal, state, or local law, ordinance or regulation relating to hazardous substances or to hazardous conditions on, under, or about the Premises including but not limited to soil and ground water condition, and to the best of Seller's actual knowledge, the Premises are not in violation of any such federal, state or local law, ordinance or regulation;

(xv) during the time the Seller has owned the Premises, neither Seller nor, to Seller's actual knowledge, any third party, has, other than in quantities normal to lawful household appliances and HVAC systems in residential apartments used, generated, stored, manufactured or disposed of on, under or about the Premises or the property adjacent thereto, any flammable materials, explosives, radioactive materials, hazardous wastes or toxic substances;

(xvi) Seller has not received actual written notice from any applicable governmental authority or professional inspecting engineer or architect concerning any litigation or administrative enforcement action or proceedings brought or threatened to be brought nor have any settlements been reached by or with any party, public or private, alleging the presence, disposal, release, or threatened release of any hazardous waste or hazardous substance on, from or under any part of the Premises, nor to the best of Seller's actual knowledge, is any such litigation or administrative proceeding threatened or contemplated; and

(xvii) Seller warrants that it is a corporation organized and existing under the laws of the State of Delaware; that this transaction is a transfer of substantially all of Seller's assets; that this transaction has been approved by a majority of the outstanding shares as required by the Delaware Corporation Law; and that this transaction has been approved by resolution of its board of directors and a certified copy of that resolution, which remains in effect, will be delivered to escrow holder before the close of escrow.

(xviii) Seller is not in default of any of its obligations under the Regulatory Agreement dated as of December 1, 1986, between Kansas City Ltd. and the Issuer, recorded December 30, 1986, of the Official Records of Jackson County, or under the Promissory Note dated December 1, 1986, or the Deed of Trust dated as of December 1, 1986, in the amount of $13,650,000.00, from Kansas City Ltd., Trustor, to Boatmen's First National Bank of
Kansas City, as Trustee, to The Industrial Development Authority of the City of Kansas City, Missouri, as Beneficiary, recorded December 30, 1986, Official Records of Platte County, the obligations of Kansas City Ltd. under which have been assigned to Seller by an unrecorded Assignment and Assumption Agreement dated August 11, 1988, and modified by the terms and conditions of that certain Bond Modification Agreement dated January 24, 1994, recorded
January 26, 1994, in the Official Records of Platte County, or any other contractual obligation by which Seller is bound or affecting the Property.

(xix) Seller is not a "foreign person" or a "non-resident" for purposes of federal or state income tax withholding, and Seller shall deliver to Purchaser at closing a fully executed non-foreign seller's certificate meeting all the requirements of Section 1445(b)(2) of the Internal Revenue Code (the "FIRPTA Certificate"). If Seller cannot make this representation and warranty at closing, Seller shall cooperate fully with Purchaser to permit Purchaser to cause Title Company to withhold from the net proceeds of sale any sum required under Internal Revenue Code Section 1445.

(xx) Seller has not received actual written notice from any applicable governmental authority or the Trustee that the interest paid to the holders under the Bonds is no longer tax-exempt or that its tax-exempt character has been adversely affected or is in jeopardy or threatened, and to the best of Seller's actual knowledge, no acts, omissions or other circumstances of any party under the Regulatory Agreement, the First Deed of Trust, the Loan Agreement defined in the First Deed of Trust, or the Bond Indenture defined in the First Deed of Trust, or any of the other loan documents has threatened, jeopardized, adversely affected or invalidated the tax-exempt character of the interest paid on the Bonds.

(xxi) Seller has not received actual written notice of any claim made by any holder of the Bonds, and to the best of Seller's actual knowledge, no claims by any holder of the Bonds are threatened or contemplated.

(xxii) For purposes of this Section 16(a), the term "the best of Seller's actual knowledge" as used herein shall mean to the best of the actual knowledge of Seller, no duty of independent investigation or inquiry having been required or made by Seller.

(xxiii) Unless Seller shall otherwise notify Purchaser in writing at or prior to the close of escrow, the foregoing representations and warranties shall be true and correct, as they relate to the Property on the date of close of escrow, as though made at that time without the necessity of a separate written certificate regarding the same. Seller represents that it has disclosed and/or made available to Purchaser for inspection all material information regarding the Property currently available to Seller. If
Seller notifies Purchaser in writing at or prior to the close of escrow that due to the Seller's discovery of new information, any of the representations and warranties set forth in Section 16(a) will not be true and correct as it relates to the Property as of the date of close of escrow, or if any new information comes in Purchaser's possession after the date of the Option Agreement which would render any of Seller's representations and warranties untrue or incorrect, Purchaser shall have fourteen (14) working days after receipt of such notice of such information to determine whether such new information has a materially adverse impact on Purchaser's proposed plans for use of the Property or whether Purchaser would not have entered into the Option Agreement or this Agreement had such information been disclosed to Purchaser and to notify Seller in writing of such determination, Seller shall have thirty (30) days from receipt of such notice from Purchaser to attempt to put Purchaser in the position Purchaser would have been in but for the discovery of such new information.

If Seller is unable to put Purchaser in the position Purchaser would have been in but for the discovery of such new information within such thirty (30) day period, then, on written notice from Purchaser, this Agreement may be terminated by Purchaser, at Purchaser's option. If Purchaser terminates this Agreement on account of Seller's or Purchaser's discovery of such new information as provided herein, Purchaser agrees that Purchaser shall have no other rights or remedies as a result of the discovery of such new information, unless the new information discovered by Purchaser was actually known to Seller as defined in Section 16(a)(xxii) at the time of execution of this Agreement and thus constitutes a breach of any of Seller's representations and warranties set forth herein (which breach shall be deemed to be "willful"). If Purchaser determines as provided herein that, the disclosure of such information, does not have a material, adverse impact on the Property and that Purchaser would have entered into the Option Agreement or this Agreement even had such information been disclosed, such information shall be deemed to have been disclosed to Purchaser in writing under this Agreement, Seller's representation and warranty with respect to the subject matter to which such new information pertains shall be deemed modified by such new information, and Purchaser shall be deemed to have waived any claim Purchaser might have with respect to such new information as of close of escrow.

(xxiv) Except as otherwise provided in section 16(a)(xxiii) above, Seller shall indemnify, defend and hold Purchaser harmless from any loss, claim, lien, damage, liability or other expense, including without limitation, reasonable attorneys' fees and court costs, which Purchaser may incur arising from or in relation to any breach by Seller of any of the foregoing representations and warranties in this Section 16(a). Except for the Further Surviving Provisions as to which Seller's indemnification shall survive without limitation, Seller's indemnification hereunder shall survive the closing of the transaction contemplated hereby for a period of one (1) year meaning that Seller shall have no further liability therefor unless Purchaser shall assert a claim within said one year period.

(b) Purchaser represents and warrants to Seller as of the date hereof that:

(i) To the best of Purchaser's actual knowledge, with no duty of independent investigation or inquiry, no action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or threatened, at law or in equity or admiralty, against Purchaser before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would prevent Purchaser from performing its obligations pursuant to this Agreement, and to the best of Purchaser's actual knowledge, with no duty of independent investigation or inquiry, there are no judgments, decrees or orders entered on a suit or proceeding against Purchaser, an adverse decision in which might, or which judgment, decree or order does, adversely affect Purchaser's ability to perform its obligations pursuant to, or Seller's rights under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby.

(ii) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court of governmental or quasi-governmental entity with jurisdiction over Purchaser, including, without limitation, the United States of America, the State of Purchaser's incorporation or any political subdivision of either of the foregoing, or any decision or ruling of any arbitrator to which Purchaser is a party or by which Purchaser is bound or affected, or any contractual obligation by which Purchaser is bound.

(iii) The execution and delivery of this Agreement to Seller and the consummation by Purchaser of the transactions contemplated hereby have been and will be duly authorized pursuant to the terms of Purchaser's Articles of Incorporation and the By-Laws promulgated thereunder. Purchaser has full power and authority to enter into this Agreement and to perform all of Purchaser's obligations hereunder and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation as Purchaser.

(iv) Purchaser warrants that it is a corporation organized and existing under the laws of Missouri, that Thomas J. Davies is authorized to execute this Agreement on its behalf; and that this transaction has been approved by resolution of its board of directors and a certified copy of that resolution, which remains in effect, will be delivered to escrow holder before the close of escrow.

17. ESCROW.

All Closing Documents shall be placed in escrow as required pursuant to
Section 15 hereof. Escrow shall be considered closed when the Deed to the property is recorded.

Within 20 days after execution of this Agreement, each party shall execute and deliver to the escrow holder its written instructions consistent with the terms of this Agreement and shall provide the escrow holder with such other information, documents, and instruments as the escrow holder may reasonably require to enable it to close the transaction on the Closing Date.

If the designated escrow holder should be unable to unwilling to act, Seller shall designate another escrow holder subject to the Purchaser's approval, which approval shall not be unreasonably withheld.

18. BROKERS; FINANCIAL CONSULTANT.

Seller represents that Seller has dealt with no real estate broker, salesperson, finder or any other party with respect to this transaction other than David Levine, who has acted as Seller's financial consultant ("Levine"), to whom Seller shall pay a commission pursuant to a separate agreement at closing. Purchaser represents that Purchaser has dealt with no real estate broker, salesperson, finder or any other party with respect to this transaction other Levine. Seller and Purchaser shall each indemnify, defend and hold the other harmless with respect to any loss, claim, damage, liability or other expense, including without limitation, attorneys' fees, arising as a result of any claim for a real estate broker's commission or finder's fee in connection with this transaction based upon the acts or agreements or alleged acts or agreements of the indemnifying party. Seller's and Purchaser's covenants hereunder shall survive the close of escrow.

19. NOTICES.

Generally. All notices under this Agreement shall be in writing and shall be either (i) delivered personally with receipt acknowledged, (ii) sent by prepaid registered or certified mail, return receipt requested or (iii) sent by telecopy or other facsimile transmission (followed by hard copies sent by method (i) or (ii) above), addressed as set forth below, or as Seller or Purchaser shall otherwise have given notice as herein provided.

All notices shall be deemed given when actually received or when proper delivery is refused by the party to whom the same are directed. Any notice required to be sent under the terms of this Agreement shall be sent as follows:

      (a) If to Seller:

          Bruce Brown
          c/o The Related Companies
          625 Madison Avenue
          New York, New York 10022
          Facsimile Number: (212) 593-5794

          with a copy to:

          Michael H. Orbison, Esq.
          625 Madison Avenue
          9th Floor
          New York, New York 10022
          Facsimile Number: (212) 593-5794

          and

      (b) If to Purchaser:

          Thomas J. Davies
          ZIPCO, Inc.
          12390 Pflumm Road
          Olathe, Kansas 66062
          Facsimile Number: (913) 782-4980

          with a copy to:

          Lewis Rice & Fingersh
          One Petticoat Lane
          1010 Walnut, Suite 500
          Kansas City, Missouri 64100
          Facsimile Number: (816) 472-2500
          Attention: William E. Carr, Esq.

Attorneys for Seller and Purchaser may give notice with the same effect as if such notice was given to or by the party represented by such attorney, but such attorneys may not receive notice on behalf of any party. The respective attorneys of the parties are also hereby authorized to agree to adjournments of the Closing.

20. DEFAULT BY PURCHASER OR SELLER.

(a) Liquidated Damages. In the event that Purchaser shall default in the performance of its obligations contained in this Agreement, and such material default results in termination of this Agreement prior to close of escrow, the parties agree that Seller shall be entitled to the Option Payment, as liquidated damages, which sum the parties agree is a reasonable sum, considering all the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and the anticipation that proof of actual damages would be costly or inconvenient. Seller hereby expressly waives the remedy of specific performance and agrees that Seller's sole remedy for Purchaser's default hereunder which results in termination of this Agreement shall be liquidated damages set forth herein. In placing their initials at the places provided, each party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel who explained the consequences of this liquidated damages provision at the time this Agreement was made. This Section 20 (a) shall apply notwithstanding anything to the contrary contained in this Agreement.

          Seller                         Buyer
          Initial here:________          Initial here:________

(b) Seller's Liability. In the event that Seller shall default in its obligation to convey the Property as required hereunder or if Seller defaults in the performance of any of its other obligations under this Agreement or any document contemplated hereby at or prior to close of escrow, then Seller's liability shall be limited to the same damages for which Purchaser would be liable under Section 20(a). If any of Seller's representations and warranties under Sections 16(a) or 18 is not true and such default is discovered by Purchaser after closing, then Purchaser shall have all remedies available at law or equity, including without limitation, an action against Seller for specific performance, and/or damages, rescission or reformation.

21. INTEGRATION CLAUSE.

This Agreement constitutes the entire agreement between the parties and supersedes all prior discussion, negotiations, and agreements, whether oral or written. Any amendment to this Agreement, including an oral modification supported by new consideration, must be reduced to writing and signed by both parties before it will be effective.

22. AMENDMENTS.

This Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto.

23. EFFECT OF WAIVER OF PROVISION ON REMEDY.

No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision or any subsequent breach of the same or any other provision, including the time for performance of any such provision. The exercise by a party of any remedy provided in this Agreement or at law shall not prevent the exercise by that party of any other remedy provided in this Agreement or at law, unless such remedy has been expressly waived.

24. PARTIAL INVALIDITY.

If any term of provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law, unless such remedy has been expressly waived.

25. CAPTIONS, JOINT AND SEVERAL LIABILITY, CONTROLLING LAW.

The captions heading the various paragraphs of this Agreement are for convenience and shall not be considered to limit, expand, or define the contents of the respective paragraphs. Masculine, feminine, or neuter gender and the singular and the plural number, shall each be considered to include the other whenever the context so requires. If either party consists of more than one person, each such person shall be jointly and severally liable.

26. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Missouri.

27. JOINT PREPARATION.

This Agreement is deemed to have been jointly prepared by the parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's-length agreements.

28. SUCCESSORS, ASSIGNS.

This Agreement shall apply and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties.

29. ASSIGNMENT AND RECORDING.

This Agreement may not be assigned by Purchaser to any unrelated third party or recorded without first obtaining Seller's consent thereto, which Seller may grant or deny in Seller's reasonable discretion (other than in connection with the consummation of a so-called "like-kind exchange" or to an affiliate of Purchaser in which event Seller's consent shall not be required). The assignment or recording of this Agreement without Seller's consent shall be a default under this Agreement. No such assignment should be deemed to release any party from liability hereunder. This Agreement may not be assigned by Seller.

30. FULL PERFORMANCE.

The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement except those, if any, which are herein specifically stated to survive this Agreement; provided that the parties hereto agree to cooperate following the Closing Date in the event the reexecution or redelivery of any documents or the execution of any additional documents shall become necessary to implement the transactions contemplated by this Agreement.

31. INTENTIONALLY DELETED.

32. MUTUAL INDEMNITY.

Except as provided in Section 4.A(e) above, Seller shall be responsible for all costs, charges, liabilities and claims arising against Seller or the Property from intentional or negligent acts or omissions by Seller or its agents in connection with the Property prior to the closing and shall defend and indemnify Purchaser against the same. Purchaser shall be responsible for all costs, charges, liabilities and claims resulting from intentional or negligent acts or omission of Purchaser or its agents in connection with the Property on or after the closing Date, and shall defend and indemnify Seller against the same. The indemnities contained in this Section 32 shall survive the closing of escrow. Nothing contained in this Section 32 shall be construed as limiting Purchaser's indemnity to Seller or Seller's indemnity to Purchaser as provided in Section 4.A(e). Seller's indemnity and Purchaser's indemnity as herein provided shall be effective only if closing occurs.

33. ATTORNEYS' FEES.

If either party files any action or brings any proceeding against the other arising from this Agreement, or is made a party to any action or proceeding brought by the escrow holder, then as between Purchaser and Seller, the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the court. The "prevailing party" shall be the party who is entitled to recover its costs of suit, whether or not suit proceeds to final judgment. A party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of the judgment for purposes of determining whether a party is entitled to its costs or attorneys' fees.

34. COUNTERPARTS.

This agreement and all amendments and supplements to it may be executed in counterparts, and all counterparts together shall be construed as one document.

35. NO REPRESENTATIONS REGARDING LEGAL EFFECT OF DOCUMENT.

No representation, warranty, or recommendation is made by Purchaser, Seller or its brokers, respective agents, employees, or attorneys regarding the legal sufficiency, legal effect, or tax consequences of this Agreement or the transaction, and each signatory is advised to submit this Agreement to his respective attorney before signing it.

36. WAIVER OF TRAIL BY JURY.

The parties hereto hereby waive their respective rights to a trail by jury for any action or causes of action in respect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                          SELLER

                          THE LAKES PROJECT INVESTORS,
                          INC., a Delaware Corporation

                          By:  /s/ Thomas G. Granville
                             ---------------------------------
                          Name: Thomas G. Granville
                               -------------------------------
                          Title: Vice President


                          PURCHASER

                          ZIPCO, INC., a Kansas corporation


                          By:  /s/ Thomas Davies
                             ----------------------------------
                          Name:   Thomas Davies
                          Title:  President